Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Guess?, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-129349, 333-121552, 333-81274, 333-10069) on Form S-8 and the registration statement (No. 333-111895) on Form S-3, of Guess?, Inc. of our reports dated March 8, 2006, with respect to the consolidated balance sheets of Guess?, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2005, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of Guess?, Inc.

On January 3, 2005, Guess?, Inc. acquired Maco Apparel S.p.A. (Maco). Consistent with published guidance of the Securities and Exchange Commission, management excluded the acquired company from its assessment of the effectiveness of Guess?, Inc’s internal control over financial reporting as of December 31, 2005. Total assets and total revenues from the Maco acquisition represented 11.1% and 9.0%, respectively, of the related consolidated financial statement amounts of Guess?, Inc. and subsidiaries as of and for the year ended December 31, 2005.  Our audit of internal control over financial reporting of Guess?, Inc. also excluded an evaluation of the internal control over financial reporting of Maco.

/s/ KPMG LLP

Los Angeles, California
March 8, 2006